Exhibit 99.1
Hasbro, Inc. Closes $500 Million Notes Offering
Pawtucket, RI.—March 11, 2010 —Hasbro, Inc. (NYSE:HAS) today announced the closing of a public offering of $500 million in aggregate principal amount of notes due 2040. The notes will bear interest at a rate of 6.35 percent per annum, beginning March 11, 2010, with semi-annual payments commencing September 15, 2010. As part of Hasbro’s overall debt management strategy and in furtherance of its targeted capital structure, Hasbro currently intends, subject to market conditions, to use the net proceeds from the sale of the notes to effectively replace its outstanding 2.75% convertible debentures due 2021 by using the net proceeds from this offering to repurchase and retire into treasury the number of shares resulting from the potential conversion of these debentures in order to offset the dilutive impact of such conversion. As of December 27, 2009, Hasbro had approximately $249.8 million in principal amount of these convertible debentures outstanding. The remainder of the net proceeds may be used for general corporate and working capital purposes, which may include (but are not limited to) repayment of indebtedness (including redemption of the convertible debentures to the extent they are not converted into common stock), capital expenditures, acquisitions and additional repurchases of shares of Hasbro’s common stock.
Banc of America Securities LLC and Citigroup Global Markets Inc. acted as joint book-running managers. This offering was made under an effective registration statement on file with the Securities and Exchange Commission. This press release is not an offer to sell nor is it a solicitation of an offer to buy any securities. Any offers to sell, or solicitations to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the Securities and Exchange Commission. Copies of the prospectus and prospectus supplement may be obtained from the joint book-running managers by contacting Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd floor, New York, NY 10001, (800) 294-1322; or Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, (877) 858-5407.
Hasbro, Inc. is a worldwide leader in children’s and family leisure time products and services with a broad portfolio of brands and entertainment properties. As a brand-driven, consumer-focused global company, Hasbro brings to market a wide range of toys, games and licensed products, from traditional to high-tech and digital, under well-known brand names such as TRANSFORMERS, PLAYSKOOL, NERF, LITTLEST PET SHOP, MY LITTLE PONY, G.I. JOE, TONKA, MILTON BRADLEY, PARKER BROTHERS, CRANIUM and WIZARDS OF THE COAST. Come see how we inspire play through our brands at www.hasbro.com. (C) 2010 Hasbro, Inc. All Rights Reserved.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release, including our expectations with respect to the use of proceeds from the offering, are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. Factors which might cause a difference between actual and expected events include: (i) the financial performance of Hasbro, Hasbro’s future financial needs and other opportunities of which Hasbro may become aware, as well as other changes in market conditions, which could lead to changes in

Hasbro’s plans for the use of the proceeds from the offering and (ii) other factors which are discussed in Hasbro’s public announcements and SEC filings. Hasbro does not undertake any obligation to update these forward-looking statements for events occurring after the date of this press release.